CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

LICENSE, SUPPLY, AND DISTRIBUTION AGREEMENT

    This License, Supply, and Distribution Agreement (“Agreement”) is effective as of May 9, 2023, (“Effective Date”) between:
Symatese, a French société par actions simplifiée with a sole shareholder, registered with the Lyon Trade and Companies Register under number [***], whose registered office is located [***], represented by its current Directeur Général, Mr. Jean-Paul Gérardin, duly empowered for the purposes herein (hereinafter referred to as “Symatese”);
and
Evolus, Inc., a Delaware Corporation, whose registered office is 520 Newport Center Dr., Suite 1200, Newport Beach, CA, 92660 USA, represented by its current Chief Executive Officer, Mr. David Moatazedi duly empowered for the purposes herein (Hereinafter referred to as “Evolus”).
Symatese and Evolus are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.Symatese develops, markets, and sells injectable products for aesthetic and dermatologic uses and, as such, has developed a range of wrinkle-filling product using an innovative technology code named as FASY Technology (as defined below).

B.Evolus desires to market, sell, and distribute, on an exclusive basis, Symatese’s dermal filler products in the Territory for use in the Field (as defined below).

C.Symatese and Evolus desire to enter into this Agreement for such dermal filler products under the terms and conditions set out below.

In consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:
1.DEFINITIONS
Capitalized terms used in this Agreement (other than headings) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.
1.1“Affiliate” means, with respect to a Person, any Person who directly or indirectly Controls or is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, neither Party will be deemed an Affiliate of the other Party.
1.2“Applicable Law” means the applicable provisions of any and all national, regional, provincial, territorial, state and local laws, treaties, legislation, statutes, rules, regulations, administrative codes, and ordinances, and any and all directives, and orders or administrative decisions of any Governmental Authority having jurisdiction over or related to the subject matter of this Agreement.
1.3“Business Day” means any day (excluding Saturdays and Sundays) that is not a legal holiday in [***], and is not a day on which banking institutions in such states are required by Applicable Law to be closed.
1.4“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.5“cGMP” means the then-current good manufacturing practices as required by the FDA under provisions of 21 C.F.R. Parts 210, 211 and 820 (as applicable) and all applicable FDA rules, regulations, orders and guidance, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or the equivalent Applicable Law of an applicable Governmental Authority.
1.6“Clinical Study” means any study of a medical device, biologic or pharmaceutical product involving human subjects or specimens thereof, including human factors and user comprehension studies and the pre-trial and post-trial work necessary to establish, conduct and complete a trial that is conducted to evaluate feasibility, support a Regulatory Approval or to support post-market research.
1.7“Commercialize,” “Commercializing” or “Commercialization” mean any activities undertaken relating to the promotion, marketing, sale, and distribution of products and services including marketing, advertising, importing, having imported, distributing, exporting, having exported, selling, offering for sale, transporting, customs clearance, warehousing, invoicing, handling and delivery to consumers, and the process of Commercialization. Commercialization also includes sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution. The term “Commercialize” shall mean in all sales channels applicable to a field, whether direct or indirect, including all consumer sales channels, retail channels, insurance channels and distributor channels. For clarity, Commercialization does not include obtaining or maintaining Regulatory Approval for such products and services nor any activities related to Development or Manufacturing.
1.8“Commercially Reasonable Efforts” means, in respect of a Party and an obligation under this Agreement, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly and reasonably used by such Party (together with its Affiliates) to Develop, Manufacture or Commercialize, as the case may be, a product owned by such Party or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to the Product based on all other Relevant Factors. Notwithstanding the foregoing, if the performance of a Party’s obligations under the Agreement is impaired by the other Party’s failure to perform its obligations under the Agreement, the determination of whether such first Party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other Party’s failure. The Parties understand that the level of effort may change over time, reflecting changes in the status of a Product. Furthermore, Commercially Reasonable Efforts will not mean that a Party commits that it will actually accomplish an applicable task, or that it will devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above.
1.9“Components” means all components or ingredients used in the Manufacturing of a Product under this Agreement.
1.10“Confidential Information” means any information, data or documents, regardless of their nature (technical, scientific, financial, etc.) or subject-matter (know-how, methods, processes, etc.), medium (written, hard-copy or digital documents, etc.) or transmission method (written or oral) (i) disclosed by or on behalf of a Party to or on behalf of the other Party after the Effective Date, or (ii) to which the receiving party has access within the framework of the performance of this Agreement, or (iii) generated during the performance of this Agreement. In particular, the existence, nature and content of this Agreement are Confidential Information.
1.11“Contract Provider” means any Third Party who supplies Symatese with any Component and/or Packaging necessary to Manufacture a Product.

1.12“Contract Year” means each period beginning on January 1 and ending on December 31; provided that the first Contract Year of the Term extends from the First Commercial Sale of the first Product in the Territory for the Field until to December 31 of the then-current Contract Year, and the last Contract Year extends from January 1 of such Contract Year until the effective date of the termination of this Agreement or the expiration of the Initial Term.
1.13“Control,” “Controls,” or “Controlled” means:
(a)with respect to any Intellectual Property Rights, Regulatory Materials, or other information, the possession by a Party, including through its Affiliates, of the ability to disclose, grant access to, license or sublicense such Intellectual Property Rights, Regulatory Materials, or other information as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; and
(b)with respect to a Person, ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.
1.14“Development,” “Develop,” or “Developed” means development activities with respect to a product, including pre-clinical research and development, clinical development, testing, Clinical Studies, supporting Manufacturing activities and related regulatory activities, for obtaining Regulatory Approval. For clarity, Development does not include any activities related to Commercialization or Manufacturing.
1.15“Direct Sales” means the sale of Product by Evolus [***].
1.16“Disputed Matter” has the meaning set forth in Section 17.1.
1.17“Excluded Claim” means a dispute, controversy or claim that concerns: (a) the construction, scope, validity, enforceability, inventorship or infringement of any Patent, trademark, or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
1.18“Eye Product” means the dermal filler Product developed by Symatese and referred to as “Eye”.
1.19“Facilities” means the manufacturing facilities of Symatese where the Product is Manufactured, as set forth on Exhibit A.
1.20“FASY Technology” means the technical information, data, knowledge and trade secrets owned by Symatese, patentable or non-patentable, relating to the design and manufacture of [***] necessary and useful for the development, manufacture and marketing of the Products referred to in Exhibit A.
1.21“FDA” means the United States Food and Drug Administration or any successor agency.
1.22“Field” means all aesthetics and dermatologic uses or indications, including all uses by dermatologists, plastic surgeons, medical spas, and other aesthetic practitioners.
1.23“First Commercial Sale” means the first sales of Products on a Product-by-Product and jurisdiction-by-jurisdiction basis, the first sale by Evolus to a Third Party for end use or consumption of a Product after Regulatory Approval has been granted with respect to such Product for the Field in such jurisdiction. A First Commercial Sale shall not include any Product supplied for use in clinical trials, for research, as Samples, or for other non-commercial uses.
1.24“GCP” means current good clinical practices as established under Applicable Laws.
1.25“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.
1.26“GLP” means current good laboratory practices as established under Applicable Laws.
1.27“Intellectual Property Rights” means (i) all worldwide rights, title and interest in and to any patents, letter Patents, industrial models, design patents, petty patents, patents of importation, utility models, certificates of invention, and/or other indicia of inventorship and/or invention ownership, and any and all applications for any of the foregoing, and including any such rights granted upon any reissue, division, continuation or continuation-in-part or extensions, now or hereafter filed, related to any such applications or patents, and all discoveries or inventions, whether or not patentable; (ii) all worldwide rights, title and interest in and to all know-how and trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; (iii) all trademarks; and (iv) all worldwide copyright rights, moral rights and all other literary property and/or other rights of authorship, whether or not registered, and all registrations and applications for registration relating thereto.
1.28“Label” means any FDA-approved label affixed to a Product Package, pursuant to the terms of this Agreement, in accordance with Applicable Laws.
1.29“Labeling” means the Label and any FDA-approved printed material that will accompany a Product when sold in its final form, including without limitation any Instructions for Use.
1.30“Lip Product” means the dermal filler Product developed by Symatese and referred to as “Lips”.
1.31“Manufacture,” “Manufactured” or “Manufacturing” means any processes and activities conducted for the manufacture of products or any component thereof for Development or Commercialization thereof, including packaging, labeling, quality control and quality assurance testing. Manufacturing shall include obtaining products and services from contract manufacturers. For clarity, Manufacturing does not include any activities related to Commercialization or Development.
1.32“Material Communications” means any letters, reports, or other documents received by, or sent to, any Governmental Authority that relates to a Product, a Facility, or such processes or procedures.
1.33“Net Sales Evolus” means the net sales of the Product sold by Evolus to any Third Party, as reported by Evolus and determined in accordance with U.S. Generally Accepted Accounting Principles, including requirements for revenue recognition.
1.34“Packaging” means all material used to prepare a fully packaged Product, including, but not limited to, containers, cartons, vials, syringes, Labels, blister packs, inserts and shipping cases, as applicable, each of which shall conform to the Regulatory Approval. “Package” has a correlative meaning.
1.35“Patents” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any country or jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or jurisdiction.
1.36“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or other entity not specifically listed herein.
1.37“Products” means those dermal filler products listed on Exhibit A.
1.38“Products Forecast” has the meaning set forth in Section 3.2(a).
1.39“QSR” means the Quality System Regulation applicable to the design, manufacture, packaging, labeling, storage, and testing of medical devices, including the Products.
1.40“Quality Agreement” means a Quality Assurance/Quality Control Agreement to be entered into by the Parties which will set forth certain obligations of the Parties in relation to the design, manufacture, packaging, storage, quality control, and testing of the Products in accordance with QSR, and including obligations related to marketing and materiovigilance.
1.41“Regulatory Approval” means any approvals, registrations, licenses, permits, certificates, consents, clearances, exemptions, medical device approvals, medical device registration certificates, or authorizations that are required for the use, Development, and Commercialization of Product in the Territory in the Field.
1.42“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from, or otherwise conducted with a Regulatory Authority to Develop, Manufacture, or Commercialize a Product in the Territory.
1.43“Relevant Factors” means the following factors (as applicable): [***].
1.44“Sample” means a Unit of the Products listed in Exhibit A that is provided to customers free of charge on an educational, training or promotional basis and labeled as “Free Sample” or similar wording or is used for other non-commercial purposes such as for research and development or clinical trials. For the avoidance of doubt, a Sample shall not be considered the same as a “Product” which is specifically designated for commercial sale.
1.45“Specifications” means the specifications for the Products as applicable from time to time during the Term and attached hereto as Exhibit A, which Specifications shall at a minimum conform to the Regulatory Approval.
1.46 [***].
1.47“Shelf-Life Threshold” means, at the time of shipment to Evolus of a Product or Sample that the shelf life is at least:

(a)During the first Contract Year, [***] of the shelf life stated on the Product Label or the Regulatory Approval, or
(b)After the first Contract Year at least [***] of the of that stated on the Product Label or the Regulatory Approval.
1.48“Term” has the meaning set forth in Section 14.1.
1.49“Territory” means the United States of America, including its territories and possessions.
1.50“Third Party” means a Person that is not Symatese or Evolus nor an Affiliate of Symatese or Evolus.
1.51“Trademarks” means the trademarks, existing or future, (i) used and owned by Symatese to designate its technology, which shall include the mention “By Symatese”, that EVOLUS undertakes to use systematically as part of its distribution commitment, and (ii) used and owned by Evolus to designate the Products listed in Exhibit A.
1.52“Unit” means a single syringe of the corresponding Product.
2.LICENSE, APPOINTMENT AND EXCLUSIVITY
2.1.Exclusive Evolus Appointment. Symatese hereby appoints Evolus, and Evolus hereby accepts such appointment, as Symatese’s sole and exclusive (even as to Symatese) licensee for the Commercialization of Products for the Field in the Territory, and Evolus shall use Commercially Reasonable Efforts to Commercialize the Products in the Territory for the Field. Evolus may establish any sub-distributors without the prior written consent of Symatese. Nothing in this Agreement shall limit or prohibit Evolus from Commercializing other products, including in the Field in the Territory.
2.2.Right of First Negotiation. During the Term, if Symatese develops any improved products from the FASY Technology, then Symatese shall promptly notify Evolus in writing and provide a reasonably detailed description of each such product that is part of the FASY Technology (each, a “FASY Notice”). Upon receipt of such FASY Notice, Evolus shall have [***] days to notify Symatese in writing whether Evolus is interested in distributing and Commercializing such product that is covered by such FASY Notice (exclusively or non-exclusively) in the Field in the Territory. If Evolus provides such notice, the Parties will negotiate in good faith, for a period of [***] days (unless extended by the Parties), an agreement containing the commercially reasonable terms for the distribution and Commercialization of such FASY Technology in the Field in the Territory. The Party shall not be obligated to enter into a definitive agreement with respect to such product that is covered by such FASY Notice, and if the Parties have not entered into a definitive agreement for such product within the [***] day negotiation period, or if Evolus does not timely respond to the FASY Notice, then Symatese shall be free to negotiate with any Third Party with respect to the distribution and Commercialization of such product.
2.3.Negative Covenant. Symatese covenants that it will not use or practice, or allow any Third Party to use or practice, the FASY Technology in the Territory for the Field. If Symatese grants any Third Party the right to use FASY Technology in the Territory for uses outside the Field, the agreement containing such grant shall include provisions and safeguard to prevent the sale of the Product by a Third Party in the Territory for the Field, including, but not limited to ensuring that: (a) the formulations of any such products using the FASY Technology are materially different from the Product and utilize different branding and trademarks; and (b) Evolus shall be expressly designated as the beneficiary of these provisions and warranties.

3.SUPPLY TERMS
3.1.Supply Terms. Symatese will supply the fully Manufactured and packaged Products to Evolus during the Term for Commercializing such Products for the Field in the Territory in accordance with this Article 3:
(a)Minimum Purchase Requirement. Subject to Sections 3.1(b), 3.1(c), and 3.1(d), the total Product ordered by Evolus annually during a Contract Year of the Initial Term (excluding any purchases of Samples) shall be greater than or equal to the annual minimum purchase requirement for such Contract Year (the “Minimum Purchase Requirement”) for the Product in the Territory for the Field, in each case according to the table below:

Contract Year	Annual Minimum Purchase Requirement Product (per Unit)	Market Share
Year 1	[***]	[***]
Year 2	[***]	[***]
Year 3	[***]	[***]
Year 4	[***]	[***]
Year 5	[***]	[***]
Year 6	[***]	[***]
Year 7	[***]	[***]
Year 8	[***]	[***]
Year 9	[***]	[***]
Year 10 through expiration of the Initial Term	[***]	[***]

(b)Purchase Target Adjustment. The calculation of the Minimum Purchase Requirement for each Contract Year is based on a Unit and assumes: [***].
(i)As an example, [***].
(c)Minimum Purchase Calculation. Determining the achievement of the Minimum Purchase Requirement for a given Contract Year shall be based on: (i) the number of Units of Product actually received by Evolus in the Contract Year, plus (ii) the number of Units of Product subject to firm Purchase Orders or in the binding Products Forecast with requested delivery dates prior to the end of such Contract Year.
(d)Effect of Failure to Meet Minimum Purchase Requirement. If Evolus fails to purchase the Minimum Purchase Requirement in any Contract Year but achieves the corresponding market share for the Product in the Territory for the Field for such Contract Year, then Evolus shall be deemed to have achieved the Minimum Purchase Requirement for such Contract Year. Subject to the foregoing, if Evolus fails to purchase the Minimum Purchase Requirement for [***], Symatese shall have the right to convert the exclusive right granted to Evolus under Section 2.1 into a right non-exclusive, and, if Evolus also fails in this [***], whether or not exclusivity has been withdrawn after the[***], Symatese shall have the right to terminate this Agreement in accordance with Section 14.2(c); except that Symatese’s rights in the foregoing shall not apply if Evolus’ failure to purchase the Minimum Purchase Requirement for any such Contract Year is attributable to or the result of a force majeure under Section 16.11, Symatese’s supply failure, or Symatese’s willful misconduct or breach of this Agreement. The Parties agree that this Section 3.1(d) is Symatese’s sole and complete remedy for Evolus’ failure to achieve the Minimum Purchase Requirement.
3.2.Forecasts and Ordering.
(a)At least [***] days prior to the anticipated date of the First Commercial Sale for a Product in the Territory for the Field, Evolus shall prepare and provide Symatese with a written non-binding rolling forecast, on a month-by-month basis, of its total requirement for Products, including desired delivery dates, for the following [***] months (“Products Forecast”). Starting after the First Commercial Sale, on the first Business Day of each month during the Term, Evolus shall submit to Symatese a Products Forecast a where the first [***] months of each Products Forecast shall be binding, and the remainder of the Products Forecast shall be non-binding.
(b)Evolus shall submit written purchase orders for Products (“Purchase Orders”) at least [***] days prior to the requested shipment date for such Purchase Order. Any Purchase Order may be amended solely by written agreement of the Parties. No terms and conditions contained in any Purchase Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent such terms or conditions are inconsistent with or modify any term or condition contained in this Agreement unless explicitly approved in writing by both Parties.
(c)Symatese shall notify Evolus within [***] days after Symatese receives a Purchase Order from Evolus indicating if Symatese accepts or rejects such Purchase Order. Symatese may accept a Purchase Order by: (i) initiating performance under such Purchase Order; (ii) accepting full payment from Evolus as consideration for such Purchase Order; or (iii) expressly accepting such Purchase Order in writing. Immediately after acceptance by Symatese, each Purchase Order shall be binding upon Symatese.
(d)If Symatese believes that it will not be able to satisfy Evolus’ requirements for the Products, it shall promptly notify Evolus, specifying the reasons for the expected delay and its anticipated duration. In the event of any shortage of Product’s in Symatese’s inventory, Symatese shall, on order by Evolus, ship to Evolus at least as many units of the Product as Symatese ships to any other customer who has historically ordered similar quantities of Products, taking into account all customers’ purchase histories and industries, among other things. If any Product is subject to limited availability at any time and Evolus has placed Purchase Orders for such Product, then either before or after the date such Product becomes subject to limited availability, Symatese agrees to notify Evolus before filling any Purchase Order for such Product, and Evolus has the right, in its sole discretion and without liability or penalty, to cancel any existing Purchase Order for such Product.

(e)Delivery Terms. Symatese shall deliver all Products to Evolus [***] (Incoterms 2020) Symatese’s distribution facility, and the time, quantity, and delivery locations terms are of the essence under this Agreement. For each shipment associated with a Purchase Order, Symatese shall include in such shipment: (a) a packing slip that describes the Products delivered and states the Purchase Order number; and (b) documentation demonstrating that the Products meet the then-current Specifications. Evolus shall bear all costs of shipping, including the costs of any taxes (other than any income taxes of Symatese) or import approvals that are required. Evolus shall be responsible for clearing the Products through customs. Subject to Section 3.3, title to, and risk of loss of, the Products ordered by Evolus shall pass to Evolus on delivery of the Products.
3.3.Safety Stock. Symatese and Evolus shall, at their respective cost and expense, during the term of this Agreement, maintain a quantity of Product inventory on [***] basis equal to Evolus’ requirements for Product equal to: (a) if the approved shelf life of the Product is [***] months or less, [***] months of such Product, based on Evolus’ most recent Products Forecast; and (b) if the approved shelf life of the Product is greater than [***] months, [***] months of such Product based on Evolus’ most recent Products Forecast (“Safety Stock”). The Safety Stock shall be: (x) maintained for the sole benefit of Evolus and its Affiliates; (y) stored at a secure facility in compliance with cGMP; and (z) shall not be used for the benefit of Symatese, its Affiliates or any customer of Symatese (other than Evolus and its Affiliates). Symatese shall rotate the Safety Stock on a “First Expiry-First Out” basis for routine fulfillment of firm Purchase Orders, subject the Shelf-Life Threshold. Such Safety Stock shall be independent of any safety stock maintained for the benefit of Symatese or any other customer of Symatese. In the event Symatese is not able to supply Evolus Product pursuant to any firm Purchase Order, Symatese shall draw upon the Safety Stock maintained for Evolus to make up for any shortfall. Within [***] days after the end of each Calendar Quarter, Symatese shall deliver a report to Evolus describing the quantities of the Safety Stock remaining as of the end of such Calendar Quarter.
3.4.Maximum Sample Purchases. During a given Contract Year, on a Product-by-Product basis, Evolus shall not place an Order for Samples of such Product that exceeds the amount set forth below:
(a)During the first Contract Year a particular Product is sold in the Territory: [***] times ([***]) the total Units of the Product purchased during the Contract Year.
(b)During the second Contract Year a particular Product is sold in the Territory, [***] times the total Units of the Product purchased during the Contract Year.
(c)For the third and subsequent Contract Year a particular Product is sold in the Territory, [***] times the total Units of the Product purchased during the Contract Year.
Any purchases of Samples above the thresholds set forth above shall be deemed to be purchases of Product (and not Samples) at the higher Price set forth for Product and shall count toward the Minimum Purchase Requirement for such Product for such Contract Year.
3.5.Acceptance and Rejection, Non-Conforming Product.
(a)A Product is non-conforming (“Non-Conforming”) if the Product:
(i)has not been manufactured, filled, tested, packaged, stored, and supplied by Symatese in accordance with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Regulatory Approvals, (v) the Specifications, (vi) the Quality Agreement, and (vii) this Agreement;

(ii)has not been manufactured, filled, tested, packaged, and stored at the Facilities, with such Facilities having been approved by the Governmental Authorities in the Territory and the country of manufacture;
(iii)is adulterated or misbranded under any Applicable Laws in the Territory;
(iv)does not meet the Shelf-Life Threshold;
(v)is not free from defects in material, manufacturing, and workmanship for the shelf-life of the Product; or
(vi)does not comply with any accepted Purchase Order.
(b)If any delivery of Product is Non-Conforming in relation to any matter discoverable upon visual inspection made with reasonable care, then Evolus will notify Symatese within [***] days after receipt of the Product. If any delivery of Product is Non-Conforming in relation to any matter which is not discoverable upon visual inspection made with reasonable care, then Evolus shall also notify Symatese within [***] days after discovery. Symatese shall promptly notify Evolus as to whether it confirms or denies that the Product is Non-Conforming.
(c)If Symatese does not agree that the Product is Non-Conforming, then the Parties shall submit information regarding the disputed shipment to each other for review. If the Parties cannot agree as to whether the Product is Non-Conforming within [***] after Evolus’ initial claim that a Product is Non-Conforming, then upon the request of either Party the dispute shall be submitted to a mutually acceptable independent laboratory with a minimum of [***] years of senior level experience manufacturing pharmaceutical products and complying with guidelines and regulations of the Governmental Authorities in the Territory. If the independent laboratory determines the Product is not Non-Conforming, then Evolus shall pay for the Product. The costs of the independent laboratory shall be borne by the Party with whom the independent laboratory disagrees.
(d)If any Product delivered by Symatese hereunder is determined to be Non-Conforming, then Symatese shall promptly replace, at its expense (all costs included) the Non-Conforming Product with a substitute Product that conforms to the requirements of this Agreement at Symatese’s expense, and Evolus shall, in accordance with Symatese’s written instructions, return or destroy all Non- Conforming Product.
3.6.Delays.
(a)In the event Symatese is unable to supply to Evolus, in whole or in part, the Products requested for any reason, then Symatese shall notify Evolus as promptly as possible in writing of such shortage, or potential shortage, or inability to timely supply a Product and, if possible, the date when Symatese will again be able to supply such Product. Symatese shall use its best efforts to remedy any shortfall of a Product as expeditiously as possible, and until such shortfall is remedied, use its best efforts to manage its filling capacity with preference for such Product over other products of Symatese.

(b)In addition, if an event occurs during the manufacture of any Product batch which is likely to materially affect the safety, efficacy, or regulatory status of the Product, Symatese shall notify Evolus as soon as reasonably possible (but in any event no later than [***] Business Days of becoming aware of the process event). Evolus and Symatese shall consult with each other as to the disposition of all affected batches of the Product, which disposition shall be at the expense of Symatese. Symatese agrees to report to Evolus in compliance with the terms and conditions of the Quality Agreement any atypical process events, regardless of whether they are or are not likely to materially affect the safety, efficacy, or regulatory status of the Product. No Product may be reworked unless the rework procedure is in conformity with (i) all applicable

QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement, and Evolus provides its prior written consent.
3.7.Shortages. In the event of any shortages of any Product, Component or Packaging, Symatese undertakes to make its best efforts to fulfill its manufacturing obligations and, to the extent of Evolus’ order forecasts.
3.8.Reports. Upon written request from Evolus, Symatese shall provide Evolus with a report detailing projected shipment dates for Purchase Orders and the capacity and status of all Facilities.
4.PRICING AND PAYMENTS
4.1.Price. For each Unit of the Products ordered in each Purchase Order, Symatese shall charge Evolus according to the table below (the “Price”).

Product Use	Unit Price (Euro)
Product	[***]
Sample	[***]

4.2.Price adjustments. The Prices outlined in Section 4.1 will remain fixed until [***]. Starting [***], these Prices will be reviewed by the Parties and adjusted annually according to the following formula (the “Price Adjustment”):
New Product Unit Price = [***]
New Sample Unit Price= [***]
(a)Definitions: For purposes of Section 4.2: [***]
4.3.Invoicing. Symatese shall submit an invoice to Evolus with each shipment of the Products supplied to Evolus under each Purchase Order for the amount due for such shipment. Evolus shall pay undisputed amounts in each invoice to Symatese within [***] of the invoice date, it being specified that the payments of the various invoices shall be made OUR (i.e. costs borne by the issuer). Evolus shall notify Symatese in writing of any dispute regarding an invoice within [***] days of Evolus’ receipt of such invoice. The Parties shall seek to resolve all such disputes promptly and in good faith. Notwithstanding anything to the contrary, Symatese shall continue performing its obligations under this Agreement during any such dispute.
4.4.Exclusive Distribution Right Milestone Payments. In consideration for the exclusive distribution right and other benefits conferred on Evolus under the Agreement, Evolus shall pay to Symatese each milestone payment set forth in the table below after the occurrence of each corresponding milestone event (each, a “Milestone Payment”). Each Milestone Payment shall become due and payable by Evolus within [***] days after achievement of the applicable milestone event. By express agreement, once the milestone for a particular Milestone Payment is reached the Milestone Payment is definitively acquired by Symatese and is in no way refundable to Evolus for any reason whatsoever, including, but not limited to, early termination or cancellation of the Agreement, whatever the cause, or any other reason based on the execution of the Agreement and its consequences.

Milestone Event	Milestone Payment Amount (Euros)
Upon execution of this Agreement	€ 4,100,000
June 30, 2025, subject to Symatese achieving Regulatory Approval for at least three (3) different Products in the Territory for the Field or, at the latest, on the date of Regulatory Approval of these three (3) different Products if this date occurs after the aforementioned date	€ 1,600,000
June 30, 2026, subject to Symatese achieving Regulatory Approval for at least three (3) different Products in the Territory for the Field or, at the latest, on the date of Regulatory Approval of these three (3) different Products if this date occurs after the aforementioned date	€ 4,100,000
June 30, 2027, subject to Symatese achieving Regulatory Approval for at least three (3) different Products in the Territory for the Field or, at the latest, on the date of Regulatory Approval of these three (3) different Products if this date occurs after the aforementioned date	€ 3,200,000
June 30, 2028, subject to Symatese achieving Regulatory Approval for at least three (3) different Products in the Territory for the Field or, at the latest, on the date of Regulatory Approval of these three (3) different Products if this date occurs after the aforementioned date	€ 3,200,000

4.5.Royalty Payments. In partial consideration for the exclusive distribution right and other benefits conferred on Evolus under the Agreement, Evolus shall pay Symatese in U.S. dollars a royalty of [***] percent ([***]%) of Net Sales Evolus of the Products in the Territory for the Field by Evolus during the Term after the First Commercial Sale of each Product, except that, if the Direct Sales of Products made by Evolus in the Territory for the Field in a given Contract Year is less than [***] percent ([***]%) of the cumulative sales of Products made by Evolus in the Territory during this same Contract Year, the royalty shall be increased to [***]% of Net Sales Evolus for such Contract Year (and reverting to [***]% for the subsequent Contract Year).
4.6.Royalty Reporting. Within [***] days following the end of each Calendar Quarter after the First Commercial Sale, Evolus shall remit to Symatese all royalty payments due for the applicable Calendar Quarter, together with a written report in sufficient detail to permit Symatese to confirm the accuracy the royalty payments made by Evolus. On an annual basis, Symatese shall have the right, at its own cost, to audit the amount paid under the royalty payments.

4.7.Payments. All amounts due from Evolus to Symatese hereunder shall be paid by wire transfer to an account designated in writing in advance by Symatese, it being specified that the transfers shall be made OUR (i.e. costs borne by the issuer). Any undisputed payments or portions thereof that are not paid on the date such payments are due shall bear simple interest at the lower of: (a) [***] percent ([***]%) per annum; or (b) the maximum rate permissible by governing law.
4.8.Taxes. If laws or regulations require that taxes be withheld, Evolus shall: (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to Symatese within [***] following that tax payment.
(a)Tax Forms. On the Effective Date, Symatese shall provide Evolus with a validly completed and duly executed IRS Form W-8BEN-E (or IRS Form W-9 if applicable) claiming any exemption from or reduced rate of withholding described in clause. It is anticipated that the form will claim benefits under the U.S.-France Income Tax Treaty and prior to the expiration of any tax forms, Symatese shall provide Evolus with a validly completed and duly executed new tax form.
5.DISTRIBUTION TERMS
5.1.Products Commercialization. Evolus shall use Commercially Reasonable Efforts after Regulatory Approval for the Product has been obtained by Symatese to:
(a)Commercialize the Products in the Territory for the Field in accordance with Applicable Law;
(b)Subject to Section 5.1(b)(i), commence the First Commercial Sale of at least [***] Products within [***] months of the [***] Product receiving the necessary Regulatory Approvals for that Product (“Standard Commercialization Period”).
(i)Notwithstanding the foregoing, Evolus shall have the right to delay the First Commercial Sale of [***], provided that:
(1)[***]; and
(2)[***].
(ii)In the event Evolus exercises its right to delay the First Commercial Sale [***].
(iii)Evolus shall provide Symatese with [***]; and
(c)maintain sufficient facilities and appropriate, trained staff and personnel for the Commercialization of the Product.
5.2.Marketing and Branding.
(a)Joint Marketing Committee. Within [***] days of the Effective Date, the Parties will form a joint marketing committee (the “Marketing Committee”) comprised of at least one (1) representative from each Party, and at all times an equal number of representatives of each Party. Such representatives shall have sufficient experience and qualifications to facilitate discussions and activities within the scope of the Marketing Committee’s responsibilities. The Marketing Committee may invite non-members to participate in the discussions and meetings, provided that such participants will have no voting authority at the Marketing Committee meeting and are subject to confidentiality provisions no less strict that those described in Article 10. The Marketing Committee’s purpose shall be to facilitate the flow of information between the Parties with respect to commercial and marketing insights and vision for the Product, and such other functions as appropriate, to further the purposes of this Agreement, as may be mutually agreed to in writing by the Parties. The Marketing Committee may form sub-committees as needed to address such other functions. The Marketing Committee will not have any decision-making authority over any matters referred to it under this Agreement.
(b)Use of Trademarks. Evolus will have the right to brand the Products using trademarks, logos, and trade names as Evolus, in its sole discretion, deems appropriate for the Product in the Territory (the “Evolus Trademark”) and at no additional cost to Evolus, Evolus shall have the right, but not obligations to use the Trademark licensed to Evolus under Section 9.1.
5.3.Recalls. If a Party is required to recall, or on its own initiative recalls, any of the Products, the Parties agrees to assist each other in such a recall. Evolus agrees that if a recall occurs, Evolus will notify all affected customers promptly and will promptly provide Symatese with a written status report of the recall. Symatese agrees, at Evolus’ discretion, either to refund the Price of the recalled Products to the end user, or to replace recalled Products within a reasonable time, including freight and applicable duties and taxes. The Party responsible for the cause of such recall shall bear the costs of such recall, except that, if neither Party is the cause of such recall, then the Parties shall equally share the costs of such recall. The obligations set forth in this Section 5.3 shall survive the expiration or earlier termination of this Agreement.
5.4.Adverse Event Reporting. Promptly after the Effective Date the Parties shall negotiate in good faith and enter into a safety data exchange agreement on reasonable and customary terms, including that each Party shall (i) comply with all safety monitoring requirements under Applicable Law; (ii) be responsible for timely reporting all adverse events, recalls, complaints, and safety data related to the Product in the Territory to the applicable Governmental Authorities in accordance with Applicable Law; and (iii) promptly report to the other Party any adverse event, customer complaint, or communication from any Governmental Authority related to the Products in the Territory, and in all events, with sufficient detail and time to allow the other Party to meet its regulatory reporting requirements under Applicable Law.
5.5.Records. Evolus shall use Commercially Reasonable Efforts to maintain at its principal place of business adequate, complete, and detailed books and records of all purchases, sales, advertising expenditures, inventory and other transactions and information related to the Products.
6.MANUFACTURE OF PRODUCT
6.1.Packaging and Production. Symatese shall apply Labeling to each Product and Package each Product in accordance with the Labeling and Packaging specifications set forth in the Regulatory Approvals. All Packaging materials shall be included in the Price. The Parties shall agree to Labeling for Products in the Territory that is differentiated from labeling for Products outside of the Territory and Evolus shall have the ability to use variations to the package colors used by Symatese and to use alternative naming conventions for the suffix in the Product name currently being used by Symatese, subject to the prior written approval of Symatese, which approval shall not unreasonably withheld or delayed; provided, that if Symatese shall not respond to any Evolus request within [***] Business days, it shall be deemed to have approved such request.
6.2.Restrictions on Changes to Product. The Parties acknowledge that once Regulatory Materials have been submitted to a Governmental Authority, any change whatsoever to (a) a Product, (b) any Component in a Product, (c) the Packaging of a Product, or (d) any process, method, or procedure related to Section 6.2(a)-(c), may jeopardize the Regulatory Approval of a Product. Symatese shall not make any changes whatsoever, regardless of how minimal or extensive, to the Product, any Component, or the Packaging of a Product, or any related process, method or procedure used in connection with Manufacturing the Product

(including, without limitation, changes to Contract Provider(s) or the Facilities), without obtaining the prior written approval of Evolus, which shall not be unreasonably withheld, conditioned or delayed, for such change. To the extent of any changes, Symatese shall pay all fees and charges payable to the Governmental Authorities which may be required in connection with any change. Symatese shall continue to supply Evolus with Products which satisfy the Regulatory Approval until such time as any new change of Products are approved by the Governmental Authority, if such approval is necessary.
6.3.Manufacturing Facilities.
(a)All Products supplied to Evolus pursuant to this Agreement shall be manufactured only by Symatese and/or its Affiliates at the Facilities described in Exhibit A, or at such other facility as may be mutually agreed between the Parties in writing and which complies with the requirements of this Agreement. If Symatese has a Product manufactured on its behalf by an Affiliate, then Symatese shall cause and obligate its Affiliate to comply with all provisions of this Agreement applicable to the manufacture of such Product, and any reference to Symatese in such provisions shall, as appropriate, be deemed to include a reference to the applicable Affiliate of Symatese.
(b)Symatese shall maintain the Facilities so that they are in compliance at all times with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement. Symatese shall, throughout the Term, at its own cost, obtain and maintain (and cause any Contract Provider selected by Symatese to obtain and maintain) any and all licenses, registrations, permits, orders, authorizations and consents (including facility licenses, permits, and controlled substance registrations) and pay all applicable facility fees, as required by the Governmental Authorities in the Territory to Manufacture, Package, store, and ship the Product in compliance with QSRs, or as otherwise required to perform Symatese’s obligations under this Agreement.
(c)Symatese shall upon request provide Evolus with status updates and capacity planning of its Facilities.
6.4.Testing. Symatese shall test all Products prior to delivery to Evolus to ensure that each Product meets the Specifications. With the delivery of each shipment of Product, Symatese shall provide Evolus with a certificate of analysis in accordance with the terms of the Quality Agreement and which verifies that such Product complies with the Specifications. Symatese shall be responsible for all applicable release testing of such Product in accordance with (a) all applicable QSRs in the Territory, (b) all Applicable Laws in the Territory, (c) all requirements of any Governmental Authority.
6.5.Inspections.
(a)During the Term and until one (1) year after the expiration date for the last Product supplied hereunder, and thereafter in the event a claim against Evolus regarding a Product is threatened or commenced, Symatese shall permit Evolus’ representatives to enter the Facilities, upon reasonable prior notice and during normal business hours, for the purpose of inspecting the Facilities and quality control procedures and confirming compliance with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement. If during any such inspection Evolus discovers any instances in which Symatese has not complied with the foregoing, then Symatese shall promptly provide to Evolus a written plan for correcting such deficiencies, including a proposed timetable for implementing such corrections, and shall ensure that such deficiencies are corrected, at Symatese’s sole expense, as soon as reasonably practicable.

(b)Symatese shall routinely inspect the Facilities to confirm compliance with (i) all applicable QSRs and GLPs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement. Upon request, Symatese shall provide Evolus with the results of its inspections to the extent related to a Product, including either a list of deficiencies and plan for correction or a certificate confirming that the Facilities are in compliance with the terms of this Section 6.5(b).
(c)If Symatese receives any notification of any inspection of a Facility by any Governmental Authority, or any warning letter or similar correspondence from any Governmental Authority relating to a Product, then Symatese shall (i) promptly provide Evolus with notice of the inspection and all notices, correspondence, and related documents received from or sent to the applicable Governmental Authorities by Symatese, (ii) promptly furnish Evolus with copies of all reports and notices received by Symatese as a result of any such inspection, (iii) provide to Evolus a written plan for correcting such any deficiencies documented by the Governmental Authorities, including a proposed timetable for implementing such corrections, (iv) ensure that any deficiencies are corrected, at Symatese’s sole expense, as soon as reasonably possible, and (v) keep Evolus informed of all material developments regarding such inspections and any follow-on actions.
6.6.Quality Assurance/Quality Control. The Parties shall enter into a separate master Quality Agreement within [***] months from the Effective Date.
6.7.No Contract Manufacturing. Except with the consent of Evolus or in connection with Section 8.1, which consent may be withheld in Evolus’ absolute discretion, only Symatese and its Affiliates shall manufacture the Products for supply to Evolus, and no sublicensees of Symatese or other Third Parties shall manufacture the Products for supply to Evolus.
6.8.Records and Batch Samples. Symatese shall maintain, and shall cause its Contract Providers, if any, to maintain all records and batch samples necessary to comply with all Applicable Laws relating to the Development, testing, Manufacture, Packaging, storage and supply of the Product, and the performance of its obligations under this Agreement. All such records and batch samples shall be maintained for such period as may be required pursuant to the Applicable Laws or in the absence of such, Symatese policy; provided, however, that all records and batch samples relating to the manufacture, stability, and quality control of each batch of the Product shall be retained at least until the second (2nd) anniversary of the end of the approved shelf-life for all Products from such batch.
6.9.Inspection of Books and Records. During the Term, and thereafter for the greater of (a) the period stipulated by the Applicable Laws in the Territory, and (b) [***], Symatese agrees that Evolus, at reasonable times upon reasonable prior notice, may inspect and copy the research and development and manufacturing books and records of Symatese, including audits of any contracted provider, pertaining to Symatese’s obligations under this Agreement for purposes of ensuring compliance with the terms of this Agreement. Symatese agrees to obtain the foregoing right of inspection for Evolus with respect to the relevant books and records of Symatese’s Contract Providers, if any.
7.DEVELOPMENT AND REGULATORY MATTERS
7.1.Symatese Development and Regulatory Obligations. Subject to Section 7.2, as between the Parties, Symatese shall, at its sole expense, be responsible for the Development of Product in the Territory for use in the Field, including the performance of Clinical Studies, Product testing, and the conduct of regulatory activities required to obtain and maintain all Regulatory Approvals necessary for all activities and uses of Product in the Territory for the Field. All Development Activities shall be conducted in compliance with all Applicable Laws, including cGMP, GCP and GLP. Symatese shall keep Evolus reasonably informed as to the progress of Symatese’s Development activities and its regulatory activities relating to Product in the Territory, including its correspondence and meetings with Governmental Authorities and other governmental agencies in the Territory.
7.2.Development of Eye Product and Lip Product. To support the Development of the Eye Product and Lip Product for use in the Field in the Territory, Evolus agrees to lead the Development of the Eye Product and Lip Product. Evolus agrees to contribute up to [***] percent ([***]%) of the total Third-Party Development costs incurred by it with respect thereto, and Symatese shall remain liable for the remaining [***] percent ([***]%) of the Third-Party Development costs incurred by Evolus; provided that, the total Third-Party Development costs Symatese shall be liable for during the Term for the Development of the Eye Product and Lip Product shall not exceed [***] US Dollars ($[***] USD) (the “Symatese Threshold”). The monetary obligations under this section shall be exclusive of any withholding taxes imposed (which taxes shall be borne by the Party withholding such taxes). In connection with the foregoing, Evolus shall invoice Symatese for any Third-Party Development costs up to the Symatese Threshold. Symatese shall pay all undisputed invoices within [***] days of the invoice date.
7.3.Regulatory Approval Holder. Subject to Applicable Laws, Symatese shall apply for Regulatory Approval for the Products with the Evolus Trademarks that are owned by Evolus and listed on Exhibit A for use with the Product in the Field in the Territory. As a legal manufacturer, Symatese shall be the owner of the registration of the Products with the FDA.
7.4.Improvement of Shelf Life. Prior to the First Commercial Sale and throughout the Term, Symatese agrees to work in good faith to perform stability testing to increase the stated shelf life in any Regulatory Approval of the Products to at least [***] months.
7.5.Information Exchange.
(a)Deficiency. If Symatese is notified of a deficiency in any Regulatory Materials, then Symatese shall immediately notify Evolus, and the Parties shall consult with each other regarding appropriate responses and timing. Symatese shall respond to such deficiency. The Parties acknowledge that the Governmental Authorities may require an expedited response to their inquiries and in such case shall work together to ensure that responses are filed within the requisite deadlines.
(b)Government Communications.
(i)the Parties shall promptly (but in any event not later than [***] Business Days) provide each other with copies of all Material Communications with any Governmental Authority, including, without limitation, adverse event reports and safety reports, regarding a Product, the Facilities, or the procedures or processes used in connection with a Product; and
(ii)the notification obligation in this Section 7.5(b) shall be twenty-four (24) hours if a Governmental Authority is commencing or threatening seizure of a Product or, with respect to Symatese, closure of or suspension of operations at a Facility.
(c)Evolus shall be entitled to review Symatese’s responses to any Material Communications relating to the Product prior to their submission, if practicable, and Evolus’ reasonable views and comments shall be taken into account prior to submission, subject to Evolus’ comments being submitted on a timely basis. Symatese shall also use its best efforts to provide Evolus with the notice, information, documentation, and opportunity to comment provided for above with respect to any Symatese Contract Provider.
(d)At least each Calendar Quarter during the Initial Term, each Party shall keep the other fully informed of the material status of regulatory and commercial developments related to the Products in the Field in its respective territory, including any material decision by any Governmental Authority of their respective territory.
7.6.Right of Reference. Each Party hereby grants to the other the right of reference to all regulatory filing and materials pertaining to the Products submitted by or on behalf of such Party, solely for the purpose of obtaining Regulatory Approvals for Product in Territory in the Field.
7.7.Cooperation. The Parties shall cooperate with each other with respect to the activities governed by this Article 7, including executing documents and providing information to the other Party. Further, Evolus shall, at no cost to Symatese, provide reasonable assistance to Symatese in connection with its Development and regulatory activities for Product in the Territory for the Field, including by providing reasonable technical assistance and input in the regulatory activities required to obtain Regulatory Approval and providing reasonable assistance with Clinical Studies required to obtain such Regulatory Approval.
7.8.Diligence. Symatese shall use Commercially Reasonable Efforts, alone or in conjunction with its Affiliates, to obtain Regulatory Approval for, and Develop and Manufacture at least [***] Product for the Territory in the Field.
7.9.Quality Control. Symatese shall use Commercially Reasonable Efforts to Develop and Manufacture the Products in accordance with all Applicable Law in all material respects, including where applicable cGMP, and maintain ongoing quality assurance and testing procedures sufficient to satisfy regulatory requirements under Applicable Law.
8.SYMATESE OBLIGATIONS
8.1.Manufacturing Facility
(a)Symatese currently has an operational and efficient Facility for Manufacturing the Product (current facility). As a guarantee of continuity supply of the Products to Evolus according to this Agreement, Symatese undertakes to set up a second Facility for Manufacturing the Product that is as operational and efficient as the current Facility to create additional Manufacturing capacity (additional facility).
(b)The Parties shall form a sub-committee of the Marketing Committee, composed of at least one (1) member of each Party, to provide updates and feedback on the build-out in accordance with the QSR and Quality Agreement and approvals of any Governmental Authority for the second Facility.
9.INTELLECTUAL PROPRIETARY RIGHTS
9.1.Trademark License. Symatese hereby grants to Evolus a royalty-free, exclusive, non-assignable, non-transferable, non-sublicensable, to use the Trademarks solely in connection with the advertising, sale, distribution, and Commercialization of the Products in the Territory. Evolus shall use the Trademarks: (i) in compliance with Applicable Laws; and (ii) in reasonable conformity with the style and appearance standards that are substantially equivalent to those standards maintained by Symatese as of the Effective Date.
9.2.IP Ownership. Each Party will retain ownership and all right, title and interest to all Intellectual Property Rights existing prior to the Effective Date or conceived, reduced to practice, made, or developed by such Party outside of the activities performed under this Agreement. Evolus will also retain ownership of the Evolus Trademarks. Joint research is not contemplated by this Agreement. If the Parties decide to engage in joint research during the Term, then the Parties shall negotiate and enter into a separate joint research agreement.

9.3.No Other Proprietary Rights. Except as expressly stated in this Agreement, nothing shall grant either Party any right, title, or interest in and to any Patent application, Patent, trade secret, trademark, or other Intellectual Property Right of the other Party, whether expressly, by implication or by estoppel.
9.4.Infringement. Evolus shall be responsible for handling any infringement in the Territory of any Evolus Trademarks, Patents, or other Intellectual Property Rights of Evolus or its Affiliates related to the Products, of which Evolus may learn, including initiating any protective action with respect to such infringement, and Symatese agrees to cooperate to the fullest extent necessary to enable Evolus to conduct such defense.
9.5.Third Party Licenses. During the Term, [***].
10.CONFIDENTIALITY
10.1.Confidentiality and Non-Use Obligations. Subject to Section 10.3, the Parties each undertake to keep in strict confidence and not disclose to any Third Party, or to use themselves other than for the performance of their respective obligations, or the exercise of their respective rights, under this Agreement any, proprietary, Confidential Information in any form directly or indirectly belonging or relating to the other Party, or its Affiliates, disclosed by or on behalf of a Party and received by the other Party pursuant to or in the course of this Agreement or the performance of this Agreement. The Parties agree that a Party receiving Confidential Information of the other Party shall not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under written terms consistent with this Agreement.
10.2.Permitted Disclosures. A Party may disclose Confidential Information disclosed by the other Party to the extent such disclosure is reasonably necessary in the following instances:
(a)when complying with applicable governmental laws, regulations (including the regulations of applicable securities exchanges) or judicial orders; provided that notice of any such disclosure shall be sent to the other Party as soon as practicable prior to any such disclosure to provide the other Party an opportunity to challenge or limit the disclosure obligations.
(b)when disclosing to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided that, in each case, any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry), except in the case of disclosure of any trade secrets or know-how related to the Manufacturing of the Product, which disclosure shall require prior written consent prior to such disclosure; or
(c)when disclosing to a receiving Party’s: (i) Affiliates, potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); (ii) potential or actual investment bankers, acquirers, lenders or investors; and (iii) employees, consultants and agents; each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use as set forth in this Article 10.
10.3.Duration and Exceptions. The obligations contained in this Article 10 shall survive for a period of [***] following the expiry or termination of this Agreement for any reason, except with respect to any Confidential Information qualifying as, and properly identified as a trade secret under Applicable Law, for which the duty of confidence set forth herein shall not expire, and shall remain valid so long as such Confidential Information qualifies as a trade secret. Notwithstanding the foregoing, the obligations of confidentiality contained in this Article 10 shall not apply to any Confidential Information which:
(a)is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;
(b)was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;
(c)is subsequently disclosed on a non-confidential basis to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without confidentiality or non-sue obligations; or
(d)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement.
10.4.Press Release. Each Party agrees not to, and agrees to cause its Affiliates not to, issue any press release or other public statement disclosing the existence of Agreement or the transactions contemplated hereby, unless such press release or other public statement is approved by the other Party in writing (such approval not to be unreasonably withheld, delayed or conditioned); except that, each Party will be authorized to make any disclosure, without the approval of the other Party, that is required by Applicable Laws (including the US Securities Act of 1933, as amended, and the US Securities Exchange Act of 1934, as amended) or the rules of any securities exchange. Nevertheless, it is agreed between the Parties that the first press release relating to this Agreement is subject to the prior written approval of both Parties.
11.REPRESENTATIONS AND WARRANTIES
11.1.Authorization; Enforceability. Each Party represents and warrants to the other Party that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such Party’s obligations under any other agreement; and (c) it has duly executed and delivered this Agreement.
11.2.Compliance with Laws, Permits and Licenses. Both Parties represent and warrant to the other Party that their actions under this Agreement shall comply with all Applicable Laws and regulations pertaining to the Development, Manufacture, supply, and use of the Products, including the including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions. Each Party further represents and warrants that it has and shall throughout the Term, at its expense, obtain and maintain any and all licenses, permits, orders, authorizations, and consents required by the Governmental Authority in the Territory to perform its obligations under this Agreement.
11.3.Debarment. Both Parties represent and warrant to the other Party that in the course of the Development, Manufacture, and Commercialization of the Products, the Parties have not and shall not knowingly use any employee, consultant, or subcontractor who has ever been debarred or is the subject of debarment or convicted of a crime for which a Person could be debarred (including by the FDA under 21 U.S.C. § 335a (or subject to a similar sanction of any other Governmental Authority)). Each Party shall notify the other immediately upon becoming aware (a) that any of its employees, consultants, or subcontractors has been debarred or is the subject of debarment proceedings by any Governmental Authority, or (b) that any part of this Section 11.3 is no longer true and correct.
11.4.Products Warranty. Symatese warrants to Evolus that:
(a)the Products supplied to Evolus under this Agreement shall be Manufactured in accordance with cGMP, the Regulatory Approval and conform with the Specifications and will be free from significant defects in material and workmanship;
(b)the Products supplied to Evolus under this Agreement are free of defects in design;
(c)no claim, lien, or action exists or is threatened against Symatese that would interfere with the Commercialization of the Products;
(d)no Products, nor the Manufacture or Commercialization of the Products, infringes any Third Party Intellectual Property Rights;
(e)the Evolus will receive good and valid title to the Products, free and clear of all encumbrances and liens of any kind;
(f)the Products are manufactured and supplied in accordance with Applicable Law; and
(g)all Products meet the Shelf-Life Threshold upon shipment to Evolus.
Evolus shall notify Symatese of any warranty claim for a Product under this Section 11.4. Upon receipt of a warranty claim, Symatese shall promptly repair or replace the applicable Product, at no charge to Evolus.
12.INDEMNIFICATION AND INSURANCE
12.1.Indemnification by Evolus. Subject to Section 12.3, Evolus hereby agrees to indemnify, defend and hold harmless Symatese, its Affiliates, and its and their respective directors, employees and agents (“Symatese Indemnitees”) from any and all claims, suits, demands, losses, liabilities, damages, penalties or expenses, including reasonable attorney fees, (collectively, “Claims”) by any Third Party arising from or related to the negligence, gross negligence, willful misconduct, or breach of this Agreement (including a breach of any of the representations or warranties in Article 11) by Evolus, its Affiliates or any of their permitted sub-distributors, sales representatives or employees, except, in each case, to the extent such Claims result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by any Symatese Indemnitee.
12.2.Indemnification by Symatese. Subject to Section 12.3, Symatese hereby agrees to indemnify, defend and hold harmless Evolus, its Affiliates, and its and their respective directors, employees and agents from any and all Claims by any Third Party arising from or related to the negligence, gross negligence, willful misconduct, or breach of this Agreement (including a breach of any of the representations or warranties in Article 11) by any Symatese Indemnitee, except, in each case, to the extent such Claims result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by Evolus, its Affiliates or any of their permitted sub-distributors, sales representatives or employees.
12.3.Procedures.    For a Party to exercise its rights under Section 12.1 or Section 12.2, the Party seeking to exercise its rights (the “Indemnified Party”) must: (a) promptly notify the other Party (the “Indemnifying Party”) of the Claim; provided that failure to give such notice shall not relieve Indemnifying Party of its obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s reasonable cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the Claim; provided that the Indemnifying Party shall not settle or compromise the Claim in any manner which would: (i) require any payment by the Indemnified Party; (ii) require an admission of legal wrongdoing in any way on the part of the Indemnified Party; or (iii) effect an amendment of this Agreement, in each case without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned. Neither Party has any obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the Claim and in selecting counsel therefor.
12.4.Insurance. During the Term, Evolus shall use Commercially Reasonable Efforts to procure and maintain insurance from a reputable insurer that is consistent with normal business practices of similarly situated companies. Upon request of a Party, the other Party shall list such other Party as additional insured on any insurance policies procured and maintained under this Agreement and shall provide the other Party with written evidence of insurance upon request. Each Party shall provide the other Party with written notice at least [***] days prior to the cancellation, non renewal or material change in such insurance. Each Party shall, upon the written request of the other Party, furnish to the other Party a certificate of insurance evidencing the foregoing coverage.
13.LIMITATIONS OF LIABILITY
13.1.EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 10, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 12 REGARDING CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
13.2.LIABILITY LIMITATION. EXCEPT FOR BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 10, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 12 REGARDING CLAIMS, UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF EVOLUS AND ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EXCEED THE TOTAL AMOUNT PAID BY EVOLUS TO SYMATESE UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS PRECEDING SUCH ACTION OR CLAIM (AS DETERMINED IN REFERENCE TO THE DATE OF FILING OF SUCH ACTION OR CLAIM).
13.3.Independence of Provisions. The Parties agree that Sections 13.1 and 13.2 are independent of any exclusive remedies for breach of warranty set forth in this Agreement. Furthermore, Symatese and Evolus each agrees that the Prices for Products set forth in this Agreement reflect the allocation of risk set forth in this Agreement, and that the Parties would not enter into this Agreement without these limitations on its liabilities.
14.TERM AND TERMINATION
14.1.Term. Subject to Section 14.2, this Agreement commences on the Effective Date and continues until the day that is the fifteen (15) year anniversary of the date of the first Regulatory Approval achieved for a Product in the Territory (“Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive five (5)-year terms (each, a “Subsequent Term”) for so long as Evolus meets the Minimum Purchase Requirements and the

Agreement is not terminated by either other Party pursuant to Section 14.2(a). The Initial Term and each Subsequent Term shall collectively be the “Term”.
14.2.Termination.
(a)If either Party believes that the other is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] days to cure such breach from the receipt of the notice, except that, if such breach is capable of being cured but is not cured within such [***]-day period, the breaching Party may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such [***]-day period and using Commercially Reasonable Efforts to pursue such actions. If the allegedly breaching Party fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. The Parties agree that the termination remedy under this Section 14.2(a) are to be invoked only if the applicable material breach cannot be adequately remedied through a combination of specific performance and the payment of money damages as available to the non-breaching Party in accordance with this Agreement.
(b)Evolus may terminate this Agreement promptly by written notice of termination to Symatese if Symatese fails to obtain Regulatory Approval for at least one (1) Product in the Territory in the Field on or before [***]. Such termination shall be effective[***] days after Symatese’s receipt of notice from Evolus.
(c)Symatese may terminate this Agreement promptly by written notice of termination to the Evolus for Evolus’ failure to purchase the Minimum Purchase Requirements set forth under Section 3.1. Such termination shall be effective [***] days after Evolus’ receipt of notice from Symatese.
14.3.Effect of Termination or Expiration.
(a)The rights of each Party against the other Party that have accrued up to the date of such termination or expiration shall remain in force after the termination or expiration of this Agreement.
(b)Evolus’ obligations to pay any Milestone Payments for milestones not achieved as of the effective date of the termination shall cease, and Evolus shall have the right to continue selling Products during the [***] days following the effective date of the termination, subject to payment of royalties under Section 4.5. At the end of such the [***] period, Evolus shall destroy any remaining supplies of unsold Products and send a certification of such destruction to Symatese.
(c)Each receiving Party shall return to the disclosing Party or destroy, at the disclosing Party’s election, all Confidential Information of disclosing Party, including all copies thereof and all materials, substances and compositions delivered or provided by disclosing Party to receiving Party, except that receiving Party may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and receiving Party shall not be required to remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems.
(d)The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies, or defenses under this Agreement, at law, in equity, or otherwise.

(e)Termination is not the sole remedy under this Agreement and, whether or not termination is implemented and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
14.4.Survival. The provisions of Article 10 shall survive the expiration or termination of this Agreement and shall continue in effect for [***]. Additionally, the provisions of: (a) Articles 1, 11 through 13, 15, 16, and 17 shall survive any expiration or termination of this Agreement; (b) Sections 9.3, 9.4, 14.3 and 14.4.shall survive any expiration or termination of this Agreement; and (c) Sections 3.5 - 3.7, 4.1, 4.2, 4.3, 4.5 - 4.8, 5.3 - 5.5, 6.1 - 6.9, 7.1, 7.2, and 7.5, shall survive any expiration or termination of this Agreement, but solely with respect to any obligations that accrued: (i) prior to termination or expiration of the Agreement; or (ii) pursuant to Section 14.3(b).
15.DATA PROTECTION
15.1.Under this Agreement, the Parties may exchange files and/or information containing personal data, as defined in Article 4 of the GDPR (“Personal Data”). The Parties undertake to comply with all Applicable Laws and regulation in respect of data protection, in particular the EU General Data Protection Regulation n°2016/679 of April 27, 2016 (“GDPR”), as well as other regulations present or future, applicable to Personal Data processed for performance of this Agreement.
15.2.The Parties shall take all necessary steps to protect in the best possible conditions of security and confidentiality the Personal Data that they collect and/or process under this Agreement. In addition, the Parties shall retain and / or process such data only for the strict performance of this Agreement and shall ensure that such data remain fully intact and in no way deformed, damaged or accessible by third parties not expressly authorized.
15.3.Finally, if either Party becomes aware of a Personal Data breach within the meaning of Article 4 of GDPR, it undertakes (i) to notify such breach to the other Party no later than 48 hours from its discovery and (ii) to provide adequate information to the other Party so that the latter can comply with its obligations to the competent data protection authority (CNIL) within the time limit set by Article 33 of the GDPR.
16.GENERAL PROVISIONS
16.1.Notices. Unless otherwise stated in this Agreement, any notice, report, payment or document to be given by a Party to the other Party will be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email or facsimile (such notice sent by email or facsimile to be effective when sent, if confirmed by certified or registered mail or overnight courier) as follows:

If to Symatese:	If to Evolus:
Address: ZI Les Troques, 69630 Chaponost Attention: Directeur général [***] [***]	Address: 520 Newport Center Dr., Suite 1200 Newport Beach, CA 92692 Attention: CEO [***] [***]

with a copy to:	with a copy to:
Address: ZI Les Troques, 69630 Chaponost Attention: Direction financière [***] [***]	Address: 520 Newport Center Dr., Suite 1200 Newport Beach, CA 92692 Attention: Legal [***] [***]

or to such other place as either Party may designate as to itself by written notice to the other Party.

16.2.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to the conflict of laws principles thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
16.3.Amendment and Waiver. No amendments or waivers of the terms and conditions of this Agreement shall be binding upon either Party unless in writing, signed by the Parties and specifying the provision of this Agreement that is amended or waived. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.
16.4.English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
16.5.Independent Contractors. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent (or legal representative) for or on behalf of the other Party or any Third Party. This Agreement and the relationship hereby established by and between Symatese and Evolus do not constitute a partnership, joint venture, franchise, agency, or contract of employment. Evolus is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Symatese or its Affiliates.
16.6.Assignment. Neither Party may assign this Agreement, or its rights or obligations hereunder, without the prior written consent of the other Party; except that either Party may assign this Agreement, or all of its rights and obligations hereunder: (a) to an Affiliate, or (b) if a transfer or sale to a Third Party of all or substantially all of that Party’s assets or business that relate to this Agreement occurs, whether by change of control, merger, sale of stock, sale of assets or otherwise. Any assignment in violation of this Section 16.6 shall be null and void. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.
16.7.Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof. The Parties agree that they shall negotiate in good faith or shall permit a court to replace any provision hereof so held invalid, illegal, or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.
16.8.Interpretation. Headings in this Agreement are included for ease of reference only and shall have no legal effect. This Agreement shall be deemed to comprise the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires: (a) the singular shall include the plural and vice versa, (b) words of any gender include each other gender, (c) words such as “herein”, “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole; (d) the words “include(s),” “including,” “such as,” and “for example” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” or words of similar import unless otherwise specified; (e) the word “or” shall be deemed to include the word “and” (e.g., “and/or”); (f) references to a particular statute, law or regulation include all rules and regulations promulgated thereunder and any successor statute, law, rules or regulations then in effect, in each case including the then-current amendments thereto; (g) references to “Article,” “Section,” “subsection,” “clause,” or other subdivision, or an Exhibit or Appendix, without reference to a documents are to the specified provision, Exhibit, or Appendix to this Agreement; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (j) any reference herein to any Person shall be construed to include the Person’s or entity’s successors and assigns; (k) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (l) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, including by e-mail; and (m) unless stated otherwise, references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.
16.9.Entire Agreement. The terms, conditions and provisions contained in this Agreement constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements, and understandings relating to the subject matter hereof. For clarity, this Agreement shall supersede any prior confidentiality or non-disclosure agreement that was between the Parties and that covered the subject matter of this Agreement (“Prior CDA”), and all Confidential Information (as defined therein) exchanged between the Parties under the Prior CDA prior to the Effective Date shall be governed by the Prior CDA, while all Confidential Information exchanged between the Parties as of or after the Effective Date shall be governed by this Agreement.
16.10.Further Assurances. Each Party covenants and agrees that subsequent to the execution and delivery of this Agreement, and without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the terms and conditions of this Agreement.
16.11.Force Majeure. No Party shall be held liable to the other Party, or be deemed to have defaulted under or breached this Agreement, for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including epidemics, pandemics (including COVID-19), embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or shortages, fire, floods, or other acts of God, or acts by any Governmental Authority (including shelter-in-place orders, quarantine orders, or lock down orders), or unavailability of materials related to the manufacture of Products. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all Commercially Reasonable Efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.
16.12.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which will be binding when sent.
17.DISPUTE RESOLUTION
17.1.Dispute Resolution. The Parties agree that any dispute, controversy or claim that arises out of, or relates to, this Agreement (“Disputed Matter”) shall be resolved solely by means of the procedures set forth in this Article 17, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 17, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.
17.2.Arbitration. Each Disputed Matter that is not an Excluded Claim shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (the “ICC”).
(a)The seat and venue of the arbitration shall be [***]. There shall be three (3) arbitrators, each of whom shall have significant legal or business experience in the medical device, biotechnology, or pharmaceutical industry, and none of whom shall be a current or former employee or director, or a current significant shareholder, of either Party or any of their respective Affiliates or any sublicensee. Such arbitrators shall be selected pursuant to the following:
(i)The claimant (the “Claimant”) shall designate one (1) arbitrator in the notice of arbitration (the “Notice of Arbitration”). If the Claimant does not designate one (1) arbitrator in its Notice of Arbitration, the ICC shall, within [***] days upon application by either Party, appoint one (1) arbitrator for the Claimant.
(ii)The respondent (the “Respondent”) shall designate one (1) arbitrator in the answer to the Notice of Arbitration (the “Answer to the Notice of Arbitration”). If the Respondent fails: (A) to designate one (1) arbitrator in its Answer to the Notice of Arbitration; or (B) to file its Answer to the Notice of Arbitration by the time that it is required to do so, the ICC shall, within [***] days upon application by either Party, appoint one (1) arbitrator for the Respondent.
(iii)The two (2) arbitrators so appointed above shall, within fifteen (15) days of confirmation of the second arbitrator, designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within the [***] days from the confirmation of the second arbitrator, the ICC shall, within [***] upon application by either Party, appoint the presiding arbitrator.
(b)The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the ICC (the “ICC Rules”) in force when the Notice of Arbitration is submitted in accordance with the ICC Rules, and the ICC Rules are deemed to be incorporated by reference to this sub-Section. Where the ICC Rules are in conflict with the provisions of this Section 17.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 17.2 shall prevail.

(c)The arbitrators shall decide any Disputed Matter submitted by the Parties to the arbitration strictly in accordance with the internal laws of [***] and shall not apply any other substantive law.
(d)Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all relevant information and documents requested by the other in connection with such arbitration proceedings; provided, that the Disputed Matter shall be resolved in a confidential manner, and none of the foregoing information or documents or the result of the arbitration shall be disclosed or otherwise used unless required by law or to a court in aid of enforcement of the arbitration award.
(e)During arbitration and prior to an arbitration award being granted, the Parties shall continue to perform those obligations under this Agreement that are not in dispute.
(f)Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Article 13.
(g)Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Laws, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.
(h)The Parties agree that, if a Disputed Matter arises over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Disputed Matter through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Disputed Matter shall be refunded if an arbitrator or court determines that such payments are not due.
17.3.Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction or arbitration panel any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party, and such an action by such Party may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to any Excluded Claims, and no such Excluded Claim shall be subject to arbitration pursuant to Section 17.2. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the Agreement under the dispute resolution provisions set forth herein. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Laws.
[Signature page follows.]

    IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

SYMATESE    EVOLUS
Symatese S.A.S    Evolus, Inc.

/s/ Jean-Paul Gérardin        /s/ David Moatazedi
By: Jean-Paul Gérardin    By: David Moatazedi
Title: Directeur général    Title: Chief Executive Officer

[Signature Page to License, Supply and Distribution Agreement]

Exhibit A
[***]